CONSENT OF INDEPENDENT AUDITORS



To the Plan Administrative Committee
Peoples Bancorp Inc. Retirement Savings Plan
Marietta, Ohio


        We consent to incorporation by reference of our report dated May 5, 1999 relating to the statements of net assets available for benefits with fund information of Peoples Bancorp Inc. Retirement Savings as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits with fund information for the years then ended, which appears in Peoples Bancorp Inc.'s Form
11K for 1998.

                              /s/ HARMAN, THOMPSON, MALLORY & ICE, A.C.
                                  Harman, Thompson, Mallory & Ice, A.C.
                                  Independent Auditors


Parkersburg, West Virginia
June 11, 1999